                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

     SANTA ANITA OPERATING COMPANY       SANTA ANITA REALTY ENTERPRISES, INC.
- --------------------------------------- ---------------------------------------
(Name of Registrant as Specified In Its (Name of Registrant as Specified In Its
               Charter)                                Charter)
- -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $250  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule / / 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

         Logo              THE SANTA ANITA COMPANIES

SANTA ANITA OPERATING COMPANY             SANTA ANITA REALTY ENTERPRISES, INC.
285 WEST HUNTINGTON DRIVE                 301 WEST HUNTINGTON DRIVE, SUITE 405
P.O. BOX 60014                            P.O. BOX 60025
ARCADIA, CALIFORNIA 91066-6014            ARCADIA, CALIFORNIA 91066-6025

                   NOTICE OF ANNUAL MEETINGS OF SHAREHOLDERS
                              TUESDAY, MAY 7, 1996

TO THE SHAREHOLDERS OF SANTA ANITA OPERATING COMPANY AND
 SANTA ANITA REALTY ENTERPRISES, INC.

    The Annual Meetings of Shareholders of SANTA ANITA OPERATING COMPANY ("OPERATING COMPANY") and SANTA ANITA REALTY ENTERPRISES, INC. ("REALTY") will be held in the Club House of Santa Anita Park, 285 West Huntington Drive, Arcadia, California, on Tuesday, May 7, 1996 at 10:00 A.M. and 10:30 A.M., respectively, for the following purposes:

    1. To elect four Directors of Operating Company for terms to expire in 1999 and one Director for a term to expire in 1997;

    2. To elect four Directors of Realty for terms to expire in 1999 and one Director for a term to expire in 1997;

    3. To approve two agreements providing for the grant to the Chairman and Chief Executive Officer of Realty of options to purchase shares of Realty Common Stock; and

    4. To transact such other business as may properly come before the Annual Meetings and any adjournments thereof.

    Only shareholders of record on the books of Operating Company and Realty as of the close of business on March 13, 1996 will be entitled to vote at the Annual Meetings.

          [SIGNATURE]                     [SIGNATURE]
/s/ KATHRYN J. McMAHON                    /s/ BRIAN L. FLEMING
KATHRYN J. McMAHON                        BRIAN L. FLEMING
Secretary                                 Secretary
Santa Anita Operating Company             Santa Anita Realty Enterprises, Inc.

Arcadia, California                       Arcadia, California
April 8, 1996                             April 8, 1996

    PROXIES ARE  BEING  SOLICITED  BY  THE RESPECTIVE  BOARDS  OF  DIRECTORS  OF
OPERATING COMPANY AND REALTY. TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETINGS OF BOTH COMPANIES, YOU MUST MARK AND RETURN THE ENCLOSED PROXY CARD.

SANTA ANITA OPERATING COMPANY             SANTA ANITA REALTY ENTERPRISES, INC.
285 WEST HUNTINGTON DRIVE                 301 WEST HUNTINGTON DRIVE, SUITE 405
P.O. BOX 60014                            P.O. BOX 60025
ARCADIA, CALIFORNIA 91066-6014            ARCADIA, CALIFORNIA 91066-6025

                            ------------------------

                             JOINT PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETINGS OF SHAREHOLDERS
                              TUESDAY, MAY 7, 1996

                            ------------------------

                            SOLICITATION OF PROXIES

    Your proxy in the form enclosed is solicited by the respective Boards of Directors of Santa Anita Operating Company ("Operating Company") and Santa Anita Realty Enterprises, Inc. ("Realty") (sometimes separately referred to as a "Company" and collectively as "The Companies") for use at the Annual Meetings of Shareholders of The Companies to be held in the Club House of Santa Anita Park, 285 West Huntington Drive, Arcadia, California on May 7, 1996 at 10:00 A.M. and 10:30 A.M., respectively. Your proxy may be revoked by you at any time prior to its use by filing with the Secretary of the appropriate Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The shares represented by the proxies received will be voted at the Annual Meetings in the manner described thereon or, if no direction is indicated (as in a situation where voting for directors is conducted by cumulative voting), the shares will be voted in accordance with the recommendations of the respective Boards of Directors. The solicitations of the proxies are being made on behalf of the respective Boards of Directors of The Companies. The cost of soliciting proxies will be borne by The Companies. Solicitations will be made primarily by mail, but regular employees of The Companies, without additional remuneration, may solicit proxies by telephone, telegram and personal interview. In addition, Georgeson & Company has been engaged by The Companies to assist in the solicitation of proxies. The Companies expect to pay Georgeson a fee of $6,000 plus expenses. This Joint Proxy Statement and the accompanying notice and form of proxy are being mailed to The Companies' shareholders on or about April 8, 1996.

THE PAIRING

    The outstanding shares of common stock, $.10 par value, of Operating Company ("Operating Stock"), are "paired" with the outstanding shares of common stock, $.10 par value, of Realty ("Realty Stock"), so that they are transferable and tradable only in combination as units, each unit consisting of one share of Operating Stock and one share of Realty Stock ("Paired Common Stock"). The pairing is evidenced by "back-to-back" stock certificates and the certificates bear a legend referring to the restrictions on transfer imposed by the by-laws of each Company.

    Operating Company and Realty emerged from the reorganization of Santa Anita Consolidated, Inc. ("SAC") on December 31, 1979.

    PROXIES ARE  BEING  SOLICITED  BY  THE RESPECTIVE  BOARDS  OF  DIRECTORS  OF
OPERATING COMPANY AND REALTY. TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETINGS OF BOTH COMPANIES, YOU MUST MARK AND RETURN THE ENCLOSED PROXY CARD.

OUTSTANDING STOCK, VOTING RIGHTS AND VOTING TABULATION

    Only shareholders of record on the books of The Companies as of the close of business on March 13, 1996 (the "Record Date") will be entitled to vote at the Annual Meetings. On that date, there were issued and outstanding 11,270,500 shares of Operating Stock and 11,383,000 shares of Realty Stock, with each share entitled to one vote. (There are 112,500 more shares of Realty Stock outstanding than shares of Operating Stock as a result of the purchase of such shares by Operating Company to be paired with authorized but unissued shares of Operating Stock in connection with awards under Operating Company's employee benefit plans.)

    To The Companies' knowledge, the only beneficial owners of more than five percent of The Companies' voting stock are Gabelli Funds, Inc. and its affiliated entities and persons. The address of such shareholders is One Corporate Center, Rye, New York 10580-1434. As disclosed in Amendment No. 4 to
Schedule 13D dated December 6, 1995, as of December 4, 1995, these shareholders collectively owned 1,175,000 shares representing 10.4% of Operating Stock and 10.3% of Realty Stock.

    With respect to the election of directors, a shareholder will be entitled to cumulate votes, i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares, if the name or names of such candidate or candidates have been placed in nomination prior to the voting and the shareholder has given notice at the Annual Meetings, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the candidates in nomination. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportion as the shareholder may determine. If voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of a majority of the shares voting at the Annual Meetings will be able to elect all of the directors if they choose to do so and, in such event, the other shareholders will not be able to elect any director or directors.

    Votes cast by proxy or in person at the Annual Meetings will be counted by the persons appointed by The Companies to act as election inspectors for the Annual Meetings. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as having voting power for purposes of determining the outcome of any question submitted to the shareholders for a vote at the Annual Meetings. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast."

    The election inspectors will treat "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter), if any are received by The Companies, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not empowered to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be empowered to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card and as summarized in this Joint Proxy Statement.

                             ELECTION OF DIRECTORS

    The respective directors of The Companies are divided into three classes. Each class has a term of three years and the terms are staggered so that each year, only one class of directors for each Company is elected. Mr. Grant currently is a Realty Class I director. To better apportion the directors in classes of approximately equal size (as required under each of The Companies' by-laws), the Board of Directors of Realty has nominated Mr. Grant for election as a Class II director. In addition, the Board of Directors of Operating Company has nominated Mr. Grant as a Class II director of Operating Company.

    The nominees standing for re-election in 1996 for each Company, together with the directors whose terms do not expire, are listed on the following pages. Election of each of the nominees will require the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at each of the Annual Meetings (assuming the presence of a quorum).

    Unless otherwise instructed, the proxy holders will vote to elect the four nominees of Operating Company and the four nominees of Realty to terms expiring in 1999 and to elect the one nominee of Operating Company and the one nominee of Realty to a term expiring in 1997. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in the event any nominee will be unable to serve, or for good cause will not serve, the proxies will be voted by the proxy holders in their discretion for another person.

    THE BOARD OF DIRECTORS OF OPERATING COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE NOMINEES FOR THE BOARD OF DIRECTORS OF
OPERATING COMPANY AND THE BOARD OF DIRECTORS OF REALTY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE NOMINEES FOR THE BOARD OF DIRECTORS OF REALTY NAMED IN THIS JOINT PROXY STATEMENT.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

    The tabulation on the next pages lists the nominees for election as directors and shows certain information concerning each such nominee, including the number of shares of Paired Common Stock beneficially owned directly or indirectly by such nominee on March 13, 1996. The tabulation also provides such information for continuing directors whose terms of office do not expire in 1996.

             NOMINEE FOR DIRECTOR FOR A TERM WHICH EXPIRES IN 1997
                                    CLASS II

                                                                                                         AMOUNT AND
                                                                                                         NATURE OF
                                                                                                         BENEFICIAL
                                                                                                        OWNERSHIP OF    PERCENT OF
                                         PRINCIPAL BUSINESS EXPERIENCE                                  COMMON STOCK    OUTSTANDING
                                          DURING PAST 5 YEARS AND ALL                        DIRECTOR     OF EACH         COMMON
        DIRECTOR                          POSITIONS WITH THE COMPANIES                 AGE   SINCE(1)     COMPANY          STOCK
- -------------------------   --------------------------------------------------------   ---   --------   ------------    -----------
BOTH OPERATING COMPANY
AND REALTY
Taylor B. Grant             Investor; Receiver -- Superior Court, State of             46      1988           141(2)        *
                            California since 1993; Chief Executive Officer, Optima
                            Asset Management Services (property management)
                            1992-1993; President, Grant Building Company 1984-1992
                            (real estate development)

             NOMINEES FOR DIRECTORS FOR TERMS WHICH EXPIRE IN 1999
                                    CLASS I

                                                                                                         AMOUNT AND
                                                                                                         NATURE OF
                                                                                                         BENEFICIAL
                                                                                                        OWNERSHIP OF    PERCENT OF
                                         PRINCIPAL BUSINESS EXPERIENCE                                  COMMON STOCK    OUTSTANDING
                                          DURING PAST 5 YEARS AND ALL                        DIRECTOR     OF EACH         COMMON
        DIRECTOR                          POSITIONS WITH THE COMPANIES                 AGE   SINCE(1)     COMPANY          STOCK
- -------------------------   --------------------------------------------------------   ---   --------   ------------    -----------
BOTH OPERATING COMPANY
AND REALTY
Thomas J. Barrack, Jr.      Chief Executive Officer, Colony Capital, Inc. and Colony   49      1995         6,500(3)        *
                            Advisors, Inc. (real estate investment) since 1991;
                            Partner, Robert M. Bass Group, Inc.(now Keystone, Inc.,
                            real estate investment) 1987-1991; Director, Continental
                            Airlines, Inc.
Richard S. Cohen            Attorney, Law Offices of Richard S. Cohen and Donna        60      1967        10,443(4)        *
                            Frost Cohen since 1991; President, Four Seas
                            Restaurants, Inc. (restaurant franchisee) since 1988
Arthur Lee Crowe            Investor; Vice Chairman, Realty and Operating Company      72      1960       342,910(5)          3.0%
                            since 1988
J. Terrence Lanni           Chairman and Chief Executive Officer, MGM Grand Inc.       53      1995        10,000           *
                            (hotel/ casino) since 1995; President and Chief
                            Operating Officer, Caesars World Inc. 1981-1995

              CONTINUING DIRECTORS FOR TERMS WHICH EXPIRE IN 1998
                                   CLASS III

                                                                                                         AMOUNT AND
                                                                                                         NATURE OF
                                                                                                         BENEFICIAL
                                                                                                        OWNERSHIP OF    PERCENT OF
                                         PRINCIPAL BUSINESS EXPERIENCE                                  COMMON STOCK    OUTSTANDING
                                          DURING PAST 5 YEARS AND ALL                        DIRECTOR     OF EACH         COMMON
        DIRECTOR                          POSITIONS WITH THE COMPANIES                 AGE   SINCE(1)     COMPANY          STOCK
- -------------------------   --------------------------------------------------------   ---   --------   ------------    -----------
BOTH OPERATING COMPANY
AND REALTY
James P. Conn               Managing Director and Chief Investment Officer,            58      1995       102,300(6)        *
                            Financial Security Assurance, Inc. (insurance) since
                            1992; President and Chief Executive Officer, Bay Meadows
                            Operating Company (horse racing) 1988-1992; Director,
                            California Jockey Club (REIT); Trustee, Gabelli Equity
                            Trust and Gabelli Global Multimedia Trust (investment
                            companies)
John C. Cushman, III        President and Chief Executive Officer, Cushman Realty      55      1996       155,000             1.4%
                            Corporation since 1978; Director, National Golf
                            Properties, Inc. (golf course management)
Thomas P. Mullaney          General Partner, Matthews, Mullaney & Co. (private         63      1989         1,000           *
                            investment partnership) since 1991; Director, Ducommun
                            Incorporated (manufacturing)
William D. Schulte          Investor; former Vice Chairman, KPMG Peat Marwick LLP;     63      1994         1,000           *
                            Director, H.F. Ahmanson & Company (thrift) and Vastar
                            Resources, Inc. (energy)
REALTY ONLY
Sherwood C. Chillingworth   Executive Vice President, Realty since 1996; Vice          69      1994        15,000(7)        *
                            Chairman, Realty since 1994; Chief Executive Officer,
                            Realty 1994-1996; Executive Vice President, Oak Tree
                            Racing Association since 1993; Vice President and
                            General Counsel, Oak Tree Racing Association 1992;
                            President, Chillingworth Corporation (real estate
                            development) 1975-1992.

              CONTINUING DIRECTORS FOR TERMS WHICH EXPIRE IN 1997
                                    CLASS II

                                                                                                         AMOUNT AND
                                                                                                         NATURE OF
                                                                                                         BENEFICIAL
                                                                                                        OWNERSHIP OF    PERCENT OF
                                         PRINCIPAL BUSINESS EXPERIENCE                                  COMMON STOCK    OUTSTANDING
                                          DURING PAST 5 YEARS AND ALL                        DIRECTOR     OF EACH         COMMON
        DIRECTOR                          POSITIONS WITH THE COMPANIES                 AGE   SINCE(1)     COMPANY          STOCK
- -------------------------   --------------------------------------------------------   ---   --------   ------------    -----------
BOTH OPERATING COMPANY
AND REALTY
William C. Baker            Chairman and Chief Executive Officer, Realty since 1996;   62      1991         6,400           *
                            Chairman, Carolina Restaurant Enterprises, Inc.
                            (restaurant franchisee) since 1992; Chairman, Coast
                            Newport Properties (real estate broker) since 1989;
                            President, Red Robin International, Inc., 1993-1995;
                            Director, Callaway Golf Company and Public Storage, Inc.
Stephen F. Keller           Chairman, Chief Executive Officer and President,           57      1991       165,283(8)          1.5%
                            Operating Company since 1993; Chairman, Realty
                            1991-1996; President, Operating Company since 1991;
                            Attorney, Fulbright & Jaworski 1991; Member of Board of
                            Trustees, The Northwestern Mutual Life Insurance Company
OPERATING COMPANY ONLY
Clifford C. Goodrich        Executive Vice President, Operating Company since 1995;    53      1989        79,198(9)        *
                            President and General Manager, Los Angeles Turf Club,
                            Incorporated, a wholly-owned subsidiary of Operating
                            Company, since 1989; Vice President, Operating Company,
                            1989-1995

- ------------------------
 *  Less than one percent (1%) of the outstanding Common Stock.

(1) Includes years served as a director of SAC.

(2) Represents shares owned by Mr. Grant's children in which Mr. Grant disclaims beneficial interest.

(3) These shares are held indirectly in a trust for which Mr. Barrack acts as trustee.

(4) Includes 5,443 shares held indirectly by trusts for which Mr. Cohen acts as trustee and 5,000 shares held in trust for the benefit of Mr. Cohen's adult sister for which Mr. Cohen has voting power.

(5) Includes 159,871 shares beneficially owned by Mr. Crowe's spouse and 183,039 shares held in trust for the benefit of non-immediate family members and a charitable organization for which Mr. Crowe's spouse has voting power.

(6) Includes 100,000 shares owned by California Jockey Club ("CJC") of which Mr. Conn is a director and 1.7% shareholder. Mr. Conn disclaims any pecuniary interest in these shares other than as a shareholder of CJC but, by virtue of his position on the Board of CJC, shares the power to participate in decisions regarding the voting and disposition of such shares.

(7) Represents 15,000 shares which Mr. Chillingworth has a fully-vested option to acquire.

(8) Includes 86,322 shares of restricted stock which provide for restrictions on transfer prior to vesting and are subject to forfeiture in certain circumstances, 71,000 shares which Mr. Keller has a fully-vested option to acquire, 961 fully-vested shares allocated to Mr. Keller in the Thrift Plan and 7,000 shares held indirectly in a trust for which Mr. Keller acts as trustee.

(9) Includes 36,000 shares which Mr. Goodrich has a fully-vested option to acquire, 32,260 shares of restricted stock which provide for restrictions on transfer prior to vesting and are subject to forfeiture in certain circumstances and 1,873 fully-vested shares allocated to Mr. Goodrich in the Thrift Plan.

    Mr. Chillingworth filed a voluntary petition under Chapter 7 of the Bankruptcy Code in February 1994 in connection with loans made by a commercial bank to a real estate development corporation of which he was the principal stockholder and where such loans were personally guaranteed by Mr.
Chillingworth. Mr. Chillingworth obtained a discharge from the bankruptcy proceeding in June 1994.

INFORMATION REGARDING THE BOARDS OF DIRECTORS FOR SANTA ANITA
OPERATING COMPANY AND SANTA ANITA REALTY ENTERPRISES, INC.

    Each of the Boards of Directors has created and delegated certain authority to an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

    The Executive Committees of Operating Company and Realty both consist of Stephen F. Keller (Chairman), Thomas J. Barrack, Jr., J. Terrence Lanni and Thomas P. Mullaney. The Executive Committees have and may exercise all of the power of the Boards of Directors in the management of the business and affairs of Operating Company and Realty, subject to certain limitations imposed by Delaware law and, in the case of Realty's Executive Committee, to the further limitation that it may not approve equity real estate investments by Realty in excess of $7,500,000. The Executive Committee of Operating Company met one time and the Executive Committee of Realty met two times during the year ended December 31, 1995.

    The Audit Committees of Operating Company and Realty both consist of William
D. Schulte (Chairman), Richard S. Cohen, J. Terrence Lanni and, effective with his election in November 1995, James P. Conn. William C. Baker also served on the Audit Committees until March 29, 1996 (the last business day prior to the effective date of his appointment as Chairman and Chief Executive Officer of

Realty). The Audit Committees perform numerous functions, including recommending the engagement of an independent accounting firm to the respective Boards of Directors, meeting with the independent accounting firm to discuss the scope and conduct of its annual audit, and the institution of generally accepted accounting principles. In addition, the Committees make inquiries about and discuss policies and procedures with respect to principles of business conduct, financial and accounting controls, compliance with the Foreign Corrupt Practices Act of 1977, areas of special concern and other related matters. The Audit Committees also review with management the methodology and key assumptions supporting The Companies' respective annual operating budgets and business plans. The Audit Committees of both Operating Company and Realty met on three occasions during the year ended December 31, 1995.

    The Compensation Committees of Operating Company and Realty both consist of Thomas P. Mullaney (Chairman), Thomas J. Barrack, Jr. and Arthur Lee Crowe. William C. Baker also served on the Compensation Committees until March 29, 1996 (the last business day prior to the effective date of his appointment as Chairman and Chief Executive Officer of Realty). Each of the Compensation Committees annually reviews the performance and effectiveness of the Chief Executive Officer and recommends annual compensation levels for the Chief Executive Officer to the Board of Directors. Each of the Committees also sets the compensation of all other executive officers, approves all grants of stock options and administers The Companies' respective stock option programs, pension plans and other executive and employee compensation, retirement and benefit plans. The Compensation Committee for Operating Company met six times and the Compensation Committee for Realty met five times during the year ended December 31, 1995.

    The Nominating Committees of Operating Company and Realty both consist of Richard S. Cohen (Chairman), Arthur Lee Crowe, Stephen F. Keller and William D. Schulte. Each of the Nominating Committees establishes criteria for Board membership, selects candidates for nomination as members of the Board, recommends the number of directors, conducts annual reviews of the qualifications and effectiveness of incumbent directors and makes recommendations on the election of officers. Each of the Committees also reviews questions of corporate governance and reviews and makes recommendations with respect to any conflicts of interest that may affect directors or executive officers. The Nominating Committees of both Operating Company and Realty met on two occasions during the year ended December 31, 1995.

    The Nominating Committees will consider candidates for appointment to the Boards of Directors recommended by The Companies' shareholders. Such recommendations should be made in writing, addressed to the appropriate Nominating Committee, and forwarded to the attention of the Secretary of either Operating Company or Realty, as applicable. However, the selection of nominees of the Board is solely within the discretion of each of The Companies' Board of Directors. The Companies' respective by-laws include advance notice and other requirements regarding nominations of persons at a shareholders' meeting other than by the Board of Directors. A copy of the by-laws for either Operating Company or Realty may be obtained by written request addressed to the attention of the Secretary of Operating Company or Realty at the applicable address set forth on the first page of this Joint Proxy Statement.

    During the year ended December 31, 1995, all of the directors attended at least 75%, in the aggregate, of the meetings of the Boards of Directors and Committees of both Operating Company and Realty of which they were members, for the periods in which they were members. During the past year, each of the Boards of Directors of Operating Company and Realty met nine times.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of The Companies to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes of ownership of common stock of The Companies. Such officers and directors are required by SEC regulation to furnish The Companies with copies of all Section 16(a) forms they file.

    To The Companies' knowledge, based solely on a review of the copies of such reports furnished to The Companies and written representations that no other reports were required, during the fiscal year ended December 31, 1995, each of its officers and directors complied with all applicable Section 16(a) filing requirements except for Tom D. Austin and Frederick B. Cordova of Realty, each of whom filed the Form 3 Initial Statement of Beneficial Ownership of Securities ten days late.

PROPOSAL TO APPROVE OPTION AWARD AGREEMENTS FOR THE CHAIRMAN AND CHIEF EXECUTIVE
                OFFICER OF SANTA ANITA REALTY ENTERPRISES, INC.

    At the Annual Meetings, shareholders will be asked to approve two option award agreements (the "Option Agreements") granting options to purchase shares of Realty Stock (the "Options") to William C. Baker, the recently-named Chairman and Chief Executive Officer of Realty. The Option Agreements, and the grant of the Options pursuant thereto, have been approved by the Compensation Committee of Realty (the "Committee") and by Realty's Board of Directors (with Mr. Baker abstaining from such action), subject to the receipt of shareholder approval at the Annual Meetings. If approved by shareholders, the Option Agreements will be effective as of April 1, 1996 (the "Award Date").

    The Option Agreements are intended to qualify as "plans" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code (the "Code"). The following summary of the Option Agreements is qualified in its entirety by the full text of each of the Option Agreements, copies of which will be furnished to shareholders without charge upon written request to the Shareholder Relations Office of The Companies at P.O. Box 60014, Arcadia, California 91066-6014.

GENERAL DESCRIPTION OF THE OPTION AGREEMENTS

    The following table sets forth certain information with respect to the Options proposed to be awarded to Mr. Baker under the Option Agreements:

                                 BENEFITS UNDER
                            OPTION AWARD AGREEMENTS

                                                  NUMBER OF
                                                  SHARES OF
                                                REALTY STOCK
                                                 UNDERLYING     EXERCISE
                                                 OPTIONS TO       PRICE     EXPIRATION
              NAME AND POSITION                 BE GRANTED(1)   ($/SH)(2)      DATE
- ----------------------------------------------  -------------  -----------  ----------
William C. Baker, Chairman and                       200,000    $   14.04     03/31/06
 Chief Executive Officer, Realty                     135,756    $   14.04     03/31/06

- ------------------------

(1) Number of shares reported excludes 14,244 shares of Realty Stock subject to an option awarded to Mr. Baker on April 1, 1996 pursuant to the Realty 1995 Share Award Plan.

(2) Exercise price is equal to 100% of the fair market value of a share of Realty Stock on the Award Date, as estimated by the Committee pursuant to the terms of the Pairing Agreement between Operating Company and Realty. Such estimate was determined on the basis of a closing price of $15.25 for a share of Paired Common Stock on the Award Date, as reported on the New York Stock Exchange Composite Tape. The gains, if any, to be realized by Mr. Baker upon exercise of any portion of the Options are dependent on the future performance of the Paired Common Stock, overall market conditions and the satisfaction of the various conditions to vesting and exercise of the Options as described below.

    PERFORMANCE-VESTING OPTIONS. The first of the Option Agreements provides for an award to Mr. Baker of Options to purchase 200,000 shares of Realty Stock (the "Performance-Vesting Options"). The Performance-Vesting Options will become exercisable only in the following circumstances: (i) if the price of a share of Paired Common Stock reaches or exceeds $27.50 for a period of sixty consecutive business days before April 1, 2001; (ii) immediately prior to a reorganization that is consummated before April 1, 2001 in which Realty is not the surviving entity and the shareholders of Realty receive consideration worth at least $27.50 per share of Paired Common Stock; or (iii) immediately prior to a sale by the shareholders that occurs before April 1, 2001 of substantially all of the shares of Paired Common Stock at a price of $27.50 or more per share of Paired Common Stock. The Performance-Vesting Options expire on April 1, 2001 unless one of these specified events occurs by such date. The closing price of a share of Paired Common Stock, as reported on the New York Stock Exchange Composite Tape on April 3, 1996, was $15.00.

    The stock price performance standard of $27.50 per share of Paired Common Stock is subject to proportional adjustment by the Committee in such manner and to such extent as it deems equitable in the event of any extraordinary dividend or other extraordinary distribution in respect of the Paired Common Stock, any reclassification, recapitalization, stock split, stock dividend, reverse stock split, reorganization, merger, combination, consolidation, split-up or spin-off of Realty, any repurchase or exchange of Realty Stock, Operating Stock or other securities of the Companies, or any similar extraordinary corporate transactions.

    TIME-VESTING OPTIONS. The second of the Option Agreements provides for an award to Mr. Baker of Options to purchase 135,756 shares of Realty Stock (the "Time-Vesting Options"). Fifty percent of the Time-Vesting Options become exercisable on the first anniversary of the Award Date, and the remaining fifty percent become exercisable on the second anniversary of the Award Date.

    METHOD OF EXERCISE. Full payment for shares purchased upon the exercise of either the Performance-Vesting or the Time-Vesting Options shall be made at the time of such exercise by one or a combination of the following methods (such methods other than the methods specified in clause (i) being subject to the Committee's approval): (i) cash, electronic funds transfer or check, (ii) third party payment, (iii) the delivery of shares of Realty Stock already owned by Mr. Baker, or (iv) requesting that Realty reduce the number of shares of Realty Stock otherwise issuable upon exercise by a number of shares of Realty Stock with a fair market value equal to the Option exercise price. In addition, to comply with the Pairing Agreement between Realty and Operating Company (the "Pairing Agreement"), the Option Agreements require Mr. Baker, at the time he exercises an Option, to purchase from Operating Company a number of unpaired shares of Operating Stock equal to the number of shares of Realty Stock acquired pursuant to the exercise of the Option. The shares of Operating Stock are required to be purchased from Operating Company at their fair market value on the date of exercise of the Option, as determined pursuant to the terms of the Pairing Agreement. However, in connection with any such purchase of Operating Stock by Mr. Baker, Realty has agreed to pay to Mr. Baker an amount which is equal to the excess, if any, of the purchase price paid by Mr. Baker for such Operating Stock over the fair market value of such Operating Stock on the Award Date.

    TRANSFERABILITY. The Options are not transferable by Mr. Baker other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Shares of Realty Stock issuable upon exercise of an Option will be paid only to Mr. Baker (during his lifetime) or to Mr. Baker's beneficiaries. However, to the extent permitted by law, the Committee may establish procedures for payments to third parties or "cashless exercises" with unaffiliated third parties who provide financing or otherwise facilitate the exercise of awards consistent with applicable legal standards.

    ACCELERATION. The vesting schedule for the Performance-Vesting Options is not subject to acceleration. The Time-Vesting Options become immediately exercisable if Mr. Baker is discharged without cause, resigns for good reason, dies or becomes totally disabled, or upon the occurrence of a Change in Control Event (except to the extent the Committee determines that an acceleration of the exercise date upon a Change in Control Event would cause the deduction limits of
Section 280G of the Code to come into effect). The provision allowing for acceleration of the vesting date for the Time-Vesting Options upon the occurrence of a Change in Control Event is effective only through September 30, 1997, but is subject to automatic and successive 60-month extensions unless the Board of Directors of Realty delivers six-months advance written notice to Mr. Baker of termination of such provision. Under the applicable Option Agreement, a "Change in Control Event" is generally defined as a 20% change in ownership of Realty, the replacement of a majority of the members of the incumbent Board of Directors of Realty (excluding replacement directors nominated by the incumbent Board of Directors) or the liquidation or dissolution of Realty, subject to certain exceptions.

    TERMINATION OF EMPLOYMENT. To the extent that any of the Options are or become exercisable, they may be exercised until March 31, 2001 (or, in the case of the Performance-Vesting Options, the later of March 31, 2001 or 90 days after the 60th consecutive business day on which the Paired

Common Stock has attained a price of at least $27.50 per share) regardless of the status of Mr. Baker's employment with Realty. On or after April 1, 2001 (or, in the case of the Performance-Vesting Options, the later of April 1, 2001 or the expiration of the 90-day period referred to in the preceding sentence), the Options which have vested may be exercised only if Mr. Baker is then employed by Realty. In all events, both Option Agreements expire on March 31, 2006.

FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION AGREEMENTS

    The following discussion summarizes the federal income tax consequences of the Option Agreements under federal law as in effect as of April 1, 1996, which is subject to change. State and local tax consequences are beyond the scope of this summary.

    STOCK OPTIONS. No taxable income will be realized by Mr. Baker upon the grant of the Options pursuant to the Option Agreements. Upon exercise of an Option, Mr. Baker will realize ordinary income in the amount of the excess of the fair market value of the shares of Realty Stock on the date of exercise over the Option price. At that time, Realty will be entitled to a corresponding deduction in the amount of the ordinary income recognized by Mr. Baker and will also realize gain on the excess of the fair market value of the Realty Stock over its basis. Upon subsequent dispositions of the shares of Paired Common Stock, Mr. Baker will realize short-term or long-term capital gain or loss, depending on the period of time that the shares of Paired Common Stock are held and the selling price. Realty will not be entitled to any further deduction at that time.

    ACCELERATED PAYMENTS. If Mr. Baker's Options become immediately exercisable and such immediate exercisability is considered, within the meaning of Section 280G of the Code, to be contingent on an event that constitutes a change in ownership or control of Realty or the sale of a substantial portion of Realty's assets, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment" under Section 280G of the Code. The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of Mr. Baker's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over Mr. Baker's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. Realty will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

RECOMMENDATION OF THE BOARD OF DIRECTORS "FOR" THE PROPOSAL

    The Board of Directors believes that the approval of the Option Agreements will promote the interests of The Companies and their shareholders by more closely linking the compensation of the Chief Executive Officer of Realty with the financial performance of The Companies as a whole. Approval of the Option Agreements requires the affirmative vote of holders of the majority of the shares having voting power present or represented by proxy at the Annual Meetings, provided that the votes cast with respect to the proposal represent over 50% of the shares entitled to vote on the proposal.

    THE BOARD OF DIRECTORS (WITH MR. BAKER ABSTAINING) HAS APPROVED THE OPTION AGREEMENTS AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless a shareholder specifies otherwise in the proxy.

                               EXECUTIVE OFFICERS

MANAGEMENT CHANGES

    Effective April 1, 1996, William C. Baker was appointed as Chairman and Chief Executive Officer of Realty, succeeding Stephen F. Keller in the position of Chairman and Sherwood C. Chillingworth in the position of Chief Executive Officer. Mr. Keller remains the Chairman and Chief Executive Officer of Operating Company, and Mr. Chillingworth remains Vice Chairman of Realty and holds the additional position of Executive Vice President of Realty.

CERTAIN INFORMATION

    The following tables set forth the number of shares of The Companies' common stock beneficially owned, directly or indirectly, by each of the named executive officers, all directors and officers of Operating Company as a group and all directors and officers of Realty as a group at March 13, 1996.

OPERATING COMPANY

                                                                  NUMBER OF SHARES OF       PERCENT OF SHARES OF
      NAME                                                        COMMON STOCK(1)(2)         COMMON STOCK(1)(2)
      -------------------------------------------------------         -----------                -----------
      Stephen F. Keller(3)...................................          165,283                        1.5%
      Clifford C. Goodrich(4)................................           79,198                   *
      Thomas S. Robbins......................................           13,400                   *
      Michael J. Manning(5)..................................            7,700                   *
      Richard D. Brumbaugh...................................           13,975                   *
      All directors and executive officers as a group (16
       persons)(3)(4)(6).....................................          921,209                        8.1%

REALTY

                                                                  NUMBER OF SHARES OF       PERCENT OF SHARES OF
      NAME                                                        COMMON STOCK(1)(2)         COMMON STOCK(1)(2)
      -------------------------------------------------------         -----------                -----------
      Sherwood C. Chillingworth..............................           15,000                   *
      Brian L. Fleming.......................................           12,000                   *
      Christopher T. Stirling................................           10,000                   *
      Tom D. Austin..........................................            1,400                   *
      Frederick B. Cordova...................................            1,300                   *
      All directors and executive officers as a group (16
       persons)(6)...........................................          840,677                        7.4%

- ------------------------
(1) Includes shares subject to options exercisable within 60 days of the date of this statement, as follows: Keller -- 71,000; Goodrich -- 36,000; Robbins -- 10,200; Manning -- 7,700; Brumbaugh -- 10,100; all directors and executive officers of Operating Company as a group -- 140,800; Chillingworth -- 15,000; Fleming -- 12,000; Stirling -- 10,000; Austin -- 1,000; Cordova --
    1,000; and all directors and executive officers of Realty as a group -- 39,000.

(2) Includes fully-vested shares allocated to the named officer's accounts in The Companies' Thrift Plan as follows: Keller -- 961; Goodrich -- 1,873; Robbins -- 3,200; Brumbaugh -- 3,875; and all directors and executive officers of Operating Company as a group -- 9,909.

(3) Includes 7,000 shares held indirectly in a trust for which Mr. Keller acts as trustee. Includes 86,322 shares of restricted stock which provide for restrictions on transfer prior to vesting and are subject to forfeiture in certain circumstances.

(4) Includes 32,260 shares of restricted stock which provide for restrictions on transfer prior to vesting and are subject to forfeiture in certain circumstances.

(5) Mr. Manning is Vice President and Assistant General Manager of Los Angeles Turf Club, Incorporated ("LATC"), a wholly-owned subsidiary of Operating Company.

(6) For information concerning the voting and investment powers held by non-employee directors, see share ownership information presented under the caption "Election of Directors."

                             EXECUTIVE COMPENSATION
                               OPERATING COMPANY

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Operating Company for the years ended December 31, 1995, 1994 and 1993 of the Chief Executive Officer, together with the other four most highly compensated executive officers of Operating Company earning in excess of $100,000 in salary and bonus in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                          ALL OTHER
                                             ANNUAL COMPENSATION(1)                                    COMPENSATION(2)
                                        ---------------------------------          LONG TERM           ----------------
                                                                                  COMPENSATION
                                                                           --------------------------
                                                                                          SECURITIES
                                                                            RESTRICTED    UNDERLYING
                                                                           STOCK AWARDS     OPTIONS
     NAME AND PRINCIPAL POSITION                     SALARY       BONUS         ($)           (#)
- --------------------------------------             -----------  ---------  -------------  -----------
Stephen F. Keller, President              1995     $   400,000  $       0       --            10,000          --
 and Chief Executive Officer              1994         379,167     85,000       (3)           20,000      $    9,448
                                          1993         347,917     50,000       --            22,000           2,299
Clifford C. Goodrich                      1995     $   242,000  $  50,000       --             9,000          --
 Executive Vice President                 1994         231,667     40,000       (3)           15,000        --
                                          1993         221,667     30,000      --             15,000        --
Thomas S. Robbins                         1995     $   161,333  $  23,000      --              5,000        --
 Vice President -- Racing                 1994         153,750     20,000      --              8,000   $       9,433
                                          1993         147,500     15,000      --              6,500           2,262
Michael J. Manning                        1995     $   151,333  $  30,000      --              7,000        --
 Vice President -- LATC (4)
Richard D. Brumbaugh                      1995     $   121,000  $  20,000      --              5,000        --
 Vice President -- Finance and            1994         110,542     20,000      --              5,000   $       6,754
 Chief Financial Officer(5)

- ------------------------
(1) Operating Company provides automobiles, club memberships and other perquisites to certain key employees, including the officers listed above, the value of which is not included in the table above and which in no case exceeded 10% of the annual salary and bonus of any individual for the years indicated.

(2) Amounts shown are those expensed for financial reporting purposes under the Thrift Plan. See "Other Benefit Plans for Operating Company and Realty" for a description of the Thrift Plan.

(3) Pursuant to Exchange Agreements entered into as of December 15, 1994 with each of Messrs. Keller and Goodrich (which were subject to receiving shareholder approval of the Operating Company 1995 Share Award Plan at the Annual Meeting), Operating Company awarded 86,322 shares of Restricted Stock ("Restricted Shares") to Mr. Keller and 40,325 Restricted Shares to Mr. Goodrich under Operating Company's 1995 Share Award Plan in exchange for each of such officers agreement to release all of his rights and benefits under previous deferred compensation arrangements with Operating Company ("DCA's"). On the date of the awards (December 15, 1994), the closing market price of a share of Paired Common Stock was $14.125 as reflected on the New York Stock Exchange Composite Tape. The number of Restricted Shares subject to each award was calculated on the basis of various assumptions (including, without limitation, assumptions regarding salary increases, post-retirement interest, dividend and tax rates, and stock price appreciation) to provide each of Messrs. Keller and Goodrich (as of their normal retirement dates) with approximately the equivalent value of the benefits anticipated under their existing DCA's.

    The Restricted Shares are subject to certain restrictions on transfer, which expire as follows: In the case of Mr. Keller, the restrictions expire with respect to 50% of the Restricted Shares on July 1, 1996 and with respect to an additional 10% of such shares on July 1 of each year thereafter, with all such restrictions terminating July 1, 2001. In the case of Mr. Goodrich, the restrictions on such transfers expired with respect to 20% of the Restricted Shares on May 2, 1995, expire with respect to an additional 40% of such shares on July 1, 1996 and with respect to an additional 10% of such shares on July 1 of each year thereafter with all such restrictions terminating on July 1, 2000. The restrictions on transfer may terminate earlier upon the occurrence of certain events including termination of employment for "cause" or "good reason" as defined in the Restricted Stock Agreements. Restrictions also terminate on death or total disability of the executive officer. Upon a termination of employment prior to the lapse of restrictions, Operating Company has the right to acquire all Restricted Shares which are subject to the restrictions without consideration. At year-end 1995, the Restricted Shares were worth $1,408,162 at the then current market value (including $1,025,074, with respect to 86,322 Restricted Shares held by Mr. Keller and $383,088 with respect to 32,260 Restricted Shares held by Mr. Goodrich) without giving effect to the diminution of value attributable to the restrictions on such shares. Dividends are paid on the Restricted Shares at the same rate payable on all other shares of Paired Common Stock.

(4) Mr. Manning, Vice President of Los Angeles Turf Club, Incorporated, a wholly-owned subsidiary of Operating Company, has been considered an executive officer of Operating Company since 1995.

(5) Mr. Brumbaugh became an executive officer of Operating Company on March 1, 1994. Previous to that, he served as Controller.

    STOCK OPTIONS. The following table sets forth the individual grants to the named executive officers during 1995, the percentage that each grant represents of the total options granted to employees during 1995, the exercise price, the expiration date, and the potential realizable value of each of the options (assuming either a 5% or 10% annualized rate of appreciation from the date of grant).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                 NUMBER OF                                                    VALUE AT ASSUMED
                                                 SHARES OF                                                  ANNUAL RATES OF STOCK
                                                   PAIRED                                                    PRICE APPRECIATION
                                                COMMON STOCK      % OF TOTAL                                         FOR
                                                 UNDERLYING    OPTIONS GRANTED     EXERCISE                    OPTION TERM(1)
                                                  OPTIONS      TO EMPLOYEES IN      PRICE      EXPIRATION   ---------------------
                                                  GRANTED        FISCAL YEAR        ($/SH)        DATE         5%          10%
                                                ------------   ----------------    --------    ----------   ---------   ---------
Stephen F. Keller............................       10,000               12.8%     $12.625       12/12/05   $  79,398   $ 201,210
Clifford C. Goodrich.........................        9,000               11.5%     $12.625       12/12/05   $  71,458   $ 181,089
Thomas S. Robbins............................        5,000                6.4%     $12.625       12/12/05   $  39,699   $ 100,605
Michael J. Manning...........................        7,000                9.0%     $12.625       12/12/05   $  55,578   $ 140,847
Richard D. Brumbaugh.........................        5,000                6.4%     $12.625       12/12/05   $  39,699   $ 100,605

- ------------------------
(1) The amounts in these columns are based upon assumed rates of appreciation over the option term which are prescribed by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the Paired Common Stock, overall market conditions and the option holder's continued employment through the applicable vesting periods.

    Options granted in 1995 are exercisable starting 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fifth anniversary date. Each of the options was granted under Operating Company's 1995 Share Award Plan ("Operating Award Plan") with an exercise price of 100% of the fair market value of Paired Common Stock on the date of grant.

    The exercise price of an option may be paid, in full or in part, by delivering shares of Paired Common Stock to Operating Company or by requesting that Operating Company withhold a number of shares of Paired Common Stock with a fair market value equal to the option exercise price from the amount otherwise issuable upon exercise. In addition, Operating Company may loan to an option holder funds sufficient to exercise all or a portion of the options granted, such loans to be made at the absolute discretion of the Compensation Committee ("Committee"). Each loan would be evidenced by a note, bearing interest at a rate determined by the Committee but not less than the applicable imputed interest rate specified by the Internal Revenue Code, with full recourse to the option holder, and payable over a five years with 10% annual minimum annual installments. In addition, Operating Company may also loan an option holder funds sufficient to pay tax liability. The Committee retains discretion, subject to limits in the Operating Award Plan, to modify the terms of outstanding options and to re-price options. Upon a Change in Control, all unexpired options granted become immediately exercisable except to the extent that the Committee determines that an acceleration of the exercise date would cause the deduction limits of Section 280G of the Internal Revenue Code to come into effect. A Change in Control is generally defined as a 20% change in ownership of Operating Company or the replacement of a majority of the members of the incumbent Board of Directors of Operating Company (excluding replacement directors nominated by the incumbent Board of Directors), subject to certain exceptions.

    None of the named officers exercised any stock options during 1995 or held "in-the-money" options at the end of the fiscal year. The following table sets forth the number of unexercised options held as of December 31, 1995 (broken down between exercisable and unexercisable options):

                        FISCAL YEAR-END OPTION HOLDINGS

                                                    NUMBER OF SHARES OF PAIRED
                                                      COMMON STOCK UNDERLYING
                                                      UNEXERCISED OPTIONS AT
                                                         DECEMBER 31, 1995
                                                    ---------------------------
                      NAME                          EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------   -----------   -------------
Stephen F. Keller................................       71,000          63,000
Clifford C. Goodrich.............................       36,000          38,000
Thomas S. Robbins................................       10,200          17,300
Michael J. Manning...............................        7,700          21,300
Richard D. Brumbaugh.............................       10,100          14,900

    INDEBTEDNESS OF MANAGEMENT. In 1990, Mr. Goodrich, Executive Vice President and Director of Operating Company, exercised stock options whereby he purchased 5,000 shares of Paired Common Stock at $3.00 and $21.75 per share, respectively, by delivering cash in an amount equal to the aggregate par value of the shares and executing a promissory note in payment of the balance of the purchase price, payable in five annual installments at initial annual interest rates of 10.5% and 10.0%, respectively. The promissory notes delivered to Operating Company also included amounts advanced to cover income tax liabilities occasioned by the stock option exercise. The highest amount owed by Mr. Goodrich during 1995 to Operating Company was $73,650. At February 28, 1996, the amount owed by Mr. Goodrich to Operating Company was $61,375. The interest rate in effect during 1995 on the amount owed was 8.75%.

                      REPORT OF THE COMPENSATION COMMITTEE
                       FOR SANTA ANITA OPERATING COMPANY*

To: The Board of Directors

    The Compensation Committee ("Committee"), a committee composed entirely of Directors who have never served as officers of Santa Anita Operating Company ("Operating Company"), determines and administers the compensation of the officers of Operating Company. During 1995, the members of the Committee consisted of Messrs. Mullaney, Baker, Barrack and Crowe. Mr. Baker resigned from the Committee effective March 29, 1996, the last business day prior to the effective date of his appointment as Chairman and Chief Executive Officer of Realty.

    The duties of the Committee include evaluation of the performance of management, the review and setting of compensation levels of members of senior management other than the Chief Executive Officer, whose compensation the Committee recommends to the Board for its action, and related matters. In addition, the Committee reviews and administers various compensation, pension and benefit plans of Operating Company, including its stock option and share award plans.

    The Committee seeks to ensure that the compensation programs for executive officers of Operating Company are effective in attracting, retaining and motivating key executives responsible for the success of the corporation. This requires that the overall compensation program be competitive with the compensation offered by similar companies in the relevant geographical market. The Committee believes that a portion of the annual compensation of each officer should be related to the performance of Operating Company as well as the individual's contribution to Operating Company so that a portion of the officer's annual compensation is "at risk." The Committee believes that this practice provides incentive to maximize individual and corporate performance.

    In determining whether Operating Company's executive compensation program is competitive, the Committee looks to the service industry in general and racing concerns and real estate investment trusts in particular, some of which are included in the All-REIT Index included in the performance graph appearing elsewhere in this Joint Proxy Statement. It has defined the relevant geographical market as such companies located in California for more senior executives and to those located in the Los Angeles area for other executives. Finally, based on Operating Company's and Realty's combined revenues, assets and employees, the Committee compares its compensation program with those of service companies in the relevant geographical market with revenues of $200 million to $350 million, assets of $200 million to $400 million and 1,000 to 2,000 employees.

    The executive compensation program is composed of three elements. The first element is a base salary which approximates competitive median salary levels. The second component is an annual incentive opportunity in the form of a cash bonus which, together with the base salary, is targeted to provide total annual direct cash compensation at the 60th to 75th percentile of the marketplace. The

- ------------------------
* THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS JOINT PROXY STATEMENT INTO ANY FILINGS OF THE COMPANIES PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANIES SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

award of annual incentive compensation will be based on Operating Company's performance in meeting targeted earnings per share before nonrecurring items under its operating plan. The Committee also evaluates each individual's performance with respect to individual objectives appropriate to the position established at the beginning of the year and approved by the Committee. The third component is the grant of long-term stock-based incentives, customarily in the form of stock options, again based upon both Operating Company's performance and the individual's performance.

    Mr. Keller's base salary as Chief Executive Officer of Operating Company was established in December 1994 at $400,000 for 1995 and 1996 on the basis of the factors described above and, in particular, his leadership in formulating a long-term growth strategy for Operating Company, his efforts in strengthening the management team and his efforts in implementing the corporation's cost reduction program. In connection with the recent management changes at Realty, Mr. Keller has agreed to a reduction in his annual base salary to $300,000 effective April 1, 1996. Base compensation increases for other executives of approximately 4 percent to 5 percent were made for 1996.

    The Committee decided to make no annual incentive award to Mr. Keller for 1995. While Operating Company met its earnings per share performance goal and Mr. Keller contributed significantly to that result, The Santa Anita Companies recognized significant nonrecurring losses in 1995, and the Committee concluded that, on balance, no cash bonus should be awarded to Mr. Keller. Other officers of Operating Company received cash bonuses averaging approximately 17.1 percent of their base compensation for 1995, based on the factors outlined above.

    Mr. Keller received an option grant of 10,000 shares of common stock, which represented 12.8 percent of the total grants made to Operating Company officers and key supervisory personnel in 1995. Historically, the Chief Executive Officer of Operating Company has received between 15 and 40 percent of the total options granted each year since 1986. Other officers of Operating Company received options on an aggregate of 68,000 shares of common stock, based on the factors set forth above.

    To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Operating Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                Compensation Committee

    Thomas J.                             Thomas P.
  Barrack, Jr.     Arthur Lee Crowe       Mullaney

April 8, 1996

                                     REALTY

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Realty for the years indicated, of the Chief Executive Officer, together with the other four executive officers of Realty.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                          ANNUAL COMPENSATION(1)     COMPENSATION
                                                         -------------------------   ------------
                                                                                      SECURITIES
                                                                                      UNDERLYING
             NAME AND PRINCIPAL POSITION                         SALARY     BONUS    OPTIONS (#)
- ------------------------------------------------------          --------   -------   ------------
Sherwood C. Chillingworth                                1995   $175,000   $30,000         9,000
 Chief Executive Officer & Vice Chairman (2)             1994    129,167   30,000         45,000
Brian L. Fleming                                         1995   $170,625   $60,000         6,000
 Executive Vice President, Chief Financial Officer       1994     99,687   20,000         35,000
 and Secretary (3)(4)
Christopher T. Stirling                                  1995   $156,000   $10,000         6,000
 President and Chief Operating Officer (5)               1994    107,250   20,000         30,000
Tom D. Austin (6)                                        1995   $100,000   $11,000         5,000
 Vice President -- Design and Construction
Frederick B. Cordova (7)                                 1995   $ 71,603   $10,000         5,000
 Vice President -- Development

- ------------------------
(1) Realty provides automobiles or automobile allowances, club memberships and other perquisites to certain key employees, including the officers listed above, the value of which is not included in the table above and which in no case exceeded 10% of the annual salary and bonus of any individual.

(2) Mr. Chillingworth joined Realty and was appointed Chief Executive Officer and Vice Chairman effective March 16, 1994. Mr. Chillingworth served as Chief Executive Officer of Realty until March 31, 1996.

(3) Mr. Fleming joined Realty and was appointed Executive Vice President and Chief Financial Officer effective May 11, 1994.

(4) Bonus for 1995 includes a $30,000 bonus contingent upon Mr. Fleming's employment at Realty on December 31, 1995 pursuant to the terms of his employment agreement. Bonus for 1994 has been restated to reflect bonus awarded in December 1995 for services performed in 1994.

(5) Mr. Stirling joined Realty and was appointed President and Chief Operating Officer effective April 19, 1994.

(6) Mr. Austin became an executive officer of Realty on May 2, 1995. Previous to that, he served as Director of Development. Mr. Austin began his employment with Realty in January 1995.

(7) Mr. Cordova became an executive officer of Realty on May 2, 1995. Mr. Cordova began his employment with Realty in April 1995.

    STOCK OPTIONS. The following table sets forth the individual grants to the named executive officers during 1995, the percentage that each grant represents of the total options granted to employees during 1995, the exercise price, the expiration date, and the potential realizable value of each of the options (assuming either a 5% or 10% annualized rate of appreciation from the date of grant).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                 NUMBER OF                                                  ANNUAL RATES OF STOCK
                                                 SHARES OF                                                   PRICE APPRECIATION
                                                REALTY STOCK      % OF TOTAL                                         FOR
                                                 UNDERLYING    OPTIONS GRANTED     EXERCISE                    OPTION TERM(1)
                                                  OPTIONS      TO EMPLOYEES IN      PRICE      EXPIRATION   ---------------------
                                                  GRANTED        FISCAL YEAR        ($/SH)        DATE         5%          10%
                                                ------------   ----------------    --------    ----------   ---------   ---------
Sherwood C. Chillingworth....................        9,000               23.1%     $11.415       12/12/05   $  71,458   $ 181,089
Brian L. Fleming.............................        6,000               15.4%     $11.415       12/12/05   $  47,639   $ 120,726
Christopher T. Stirling......................        6,000               15.4%     $11.415       12/12/05   $  47,639   $ 120,726
Tom D. Austin................................        5,000               12.8%     $15.25        05/02/05   $  52,670   $ 133,476
Frederick B. Cordova.........................        5,000               12.8%     $15.25        05/02/05   $  52,670   $ 133,476

- ------------------------
(1) The amounts in these columns are based upon assumed rates of appreciation over the option term which are prescribed by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the Paired Common Stock, overall market conditions and the option holder's continued employment through the applicable vesting periods.

    Options granted in 1995 are exercisable starting 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fifth anniversary date. Each of the options was granted under the Realty 1995 Share Award Plan ("Realty Award Plan") with an exercise price of 100% of the fair market value of Realty Stock on the date of grant. Upon exercise of an option under the Realty Award Plan, optionees are required to purchase from Operating Company a number of shares of Operating Stock at a price equal to the then fair market value of Operating Stock, equal to the number of shares of Realty Stock acquired upon exercise. The exercise price and potential realizable values shown above assume an acquisition price of a share of Operating Stock of $1.21 per share for the grants to Messrs. Chillingworth, Fleming and Stirling and $1.50 per share for the grants to Messrs. Austin and Cordova and an assumed acquisition price of Paired Common Stock equal to the fair market value of a share of Paired Common Stock on the date of grant.

    Under the Realty Award Plan, the exercise price of an option may be paid, in full or in part, by delivering shares of Paired Common Stock to Realty or by requesting that Realty withhold a number of shares of Realty Stock with a fair market value equal to the option exercise price from the amount otherwise issuable upon exercise. In addition, Realty may loan to an option holder funds sufficient to exercise all or a portion of the options granted, such loans to be made at the absolute discretion of the Compensation Committee ("Committee"). Each loan would be evidenced by a note, bearing interest at a rate determined by the Committee but not less than the applicable imputed interest rate specified by the Internal Revenue Code, with full recourse to the option holder, and payable over a five years with 10% annual minimum annual installments. In addition, Realty may also loan an option holder funds sufficient to pay tax liability and loan funds and award bonuses to an option holder in an aggregate amount equal to the purchase price, in after-tax dollars, of Operating Stock required to be purchased under the Realty Award Plan upon exercise of the option, less the aggregate par value of the Operating Stock. The Committee retains discretion, subject to limits in the Realty Award Plan, to modify the terms of outstanding options and to re-price options. Upon a Change in Control, all unexpired options granted become immediately exercisable except to the extent that the Committee determines that an acceleration of the exercise date would cause the deduction limits of Section 280G of the Internal Revenue Code to come into effect. A Change in Control is generally defined as a 20% change in ownership of Realty or the replacement of a majority of the members of the incumbent Board of Directors of Realty (excluding replacement directors nominated by the incumbent Board of Directors), subject to certain exceptions.

    None of the named officers exercised options during 1995 or held "in-the-money" options at the end of the fiscal year. The following table sets forth the number of unexercised options held as of December 31, 1995 (broken down between exercisable and unexercisable options).

                        FISCAL YEAR-END OPTION HOLDINGS

                                                        NUMBER OF SHARES OF
                                                      REALTY STOCK UNDERLYING
                                                      UNEXERCISED OPTIONS AT
                                                         DECEMBER 31, 1995
                                                    ---------------------------
                      NAME                          EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------   -----------   -------------
Sherwood C. Chillingworth........................       15,000          39,000
Brian L. Fleming.................................       12,000          29,000
Christopher T. Stirling..........................       10,000          26,000
Tom D. Austin....................................            0           8,000
Frederick B. Cordova.............................            0           8,000

                      REPORT OF THE COMPENSATION COMMITTEE
                   FOR SANTA ANITA REALTY ENTERPRISES, INC.*

To: The Board of Directors

    The Compensation Committee ("Committee"), a committee composed entirely of Directors who, prior to and during their service on such Committee, have never served as officers of Santa Anita Realty Enterprises, Inc. ("Realty"), determines and administers the compensation of the officers of Realty. During 1995, the members of the Committee consisted of Messrs. Mullaney, Baker, Barrack and Crowe. Mr. Baker resigned from the Committee effective March 29, 1996, the last business day prior to the effective date of his appointment as Chairman and Chief Executive Officer of Realty.

    The duties of the Committee include evaluation of the performance of management, the review and setting of compensation levels of members of senior management other than the Chief Executive Officer, whose compensation the Committee recommends to the Board for its action, and related matters. In addition, the Committee reviews and administers various compensation, pension and benefit plans of Realty, including its stock option and share award plans.

    The Committee seeks to ensure that the compensation programs for executive officers of Realty are effective in attracting, retaining and motivating key executives responsible for the success of the corporation. This requires that the overall compensation program be competitive with the compensation offered by similar companies in the relevant geographical market. The Committee believes that a portion of the annual compensation of each officer should be related to the performance of Realty as well as the individual's contribution to Realty so that a portion of the officer's annual compensation is "at risk." The Committee believes that this practice provides incentive to maximize individual and corporate performance.

    In   determining   whether  Realty's   executive  compensation   program  is
competitive, the Committee looks to the service industry in general and to racing concerns and real estate investment trusts in particular, some of which are included in the All-REIT Index included in the performance graph appearing elsewhere in this Joint Proxy Statement. It has defined the relevant geographical market as such companies located in California for more senior executives and to those located in the Los Angeles area for other executives. Finally, based on Realty's and Operating Company's combined revenues, assets and employees, the Committee compares its compensation program with those of service companies in the relevant geographical market with revenues of $200 million to $350 million, assets of $200 million to $400 million and 1,000 to 2,000 employees.

    The executive compensation program is composed of three elements. The first element is a base salary which approximates competitive median salary levels. The second component is an annual incentive opportunity in the form of a cash bonus which, together with the base salary, is targeted to provide total annual direct cash compensation at the 60th to 75th percentile of the marketplace. The

- ------------------------
* THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS JOINT PROXY STATEMENT INTO ANY FILINGS OF THE COMPANIES PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANIES SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

award of annual incentive compensation will be based on Realty's performance in meeting targeted earnings per share before nonrecurring items under its operating plan. The Committee also evaluates each individual's performance with respect to individual objectives appropriate to the position established at the beginning of the year and approved by the Committee. The third component is the grant of long-term stock-based incentives, customarily in the form of stock options, again based upon both Realty's performance and the individual's performance.

    Mr. Chillingworth's base salary as Chief Executive Officer of Realty was established in December 1994 at $175,000 for 1995 on the basis of the factors described above and his efforts after taking into account the arrangement under which Mr. Chillingworth is entitled to devote up to one-third of his time and energy to the business of Oak Tree Racing Association, of which he currently serves as Executive Vice President. The Committee also considered Mr. Chillingworth's leadership in stabilizing corporate operations and in planning the Entertainment Center project at Santa Anita Park. In December 1995, the Committee assessed, among other things, Mr. Chillingworth's continuing leadership in the Entertainment Center project and recommended, and the Board approved, a base salary increase to $184,000 for Mr. Chillingworth for 1996. In connection with the recent management changes at Realty, Mr. Chillingworth remains Vice Chairman and serves as Executive Vice President of Realty. Base compensation increases for other executives of approximately 4 percent to 5 percent were made for 1996.

    The Committee recommended that Mr. Chillingworth receive, as an annual incentive award, a cash bonus of $30,000 for 1995, based on the factors set forth above and on Realty's success in meeting its earnings per share objective for 1995. Other officers of Realty received cash bonuses averaging approximately
11.9 percent of their base compensation for 1995, based on the factors set forth above.

    Mr. Chillingworth received an option grant of 9,000 shares of common stock, which represented 21.2 percent of the total grants made to Realty officers and key supervisory personnel in 1995. Other officers of Realty received options on an aggregate of 33,500 shares of common stock, based on the factors set forth above.

    To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Realty and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                Compensation Committee

    Thomas J.                             Thomas P.
  Barrack, Jr.     Arthur Lee Crowe       Mullaney

April 8, 1996

                               PERFORMANCE GRAPH
                         SHAREOWNER RETURN PERFORMANCE*

    The following graph shows a five-year comparison of total returns for The Companies, the S&P 500 Composite Index and National Association of Real Estate Investment Trust's All REIT Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              THE SANTA ANITA COMPANIES       S&P 500     ALL REIT INDEX
1990                                    100        100                 100
1991                                     92        131                 136
1992                                     99        141                 152
1993                                    108        155                 180
1994                                     91        157                 182
1995                                     83        215                 215

                    ASSUMES $100 INVESTED ON JANUARY 1, 1991
                          ASSUMES DIVIDEND REINVESTED

                                                 YEAR ENDING DECEMBER 31,
                                          ---------------------------------------
                                          1990   1991   1992   1993   1994   1995
                                          ----   ----   ----   ----   ----   ----
The Santa Anita Companies...............   100     92     99    108     91     83
All REIT Index..........................   100    136    152    180    182    215
S&P 500.................................   100    131    141    155    157    215

- ------------------------
* THIS SECTION OF THE JOINT PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS JOINT PROXY STATEMENT INTO ANY FILINGS OF THE COMPANIES PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANIES SPECIFICALLY INCORPORATE THIS SECTION BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                              OTHER BENEFIT PLANS
                        FOR OPERATING COMPANY AND REALTY

    RETIREMENT INCOME PLAN. Operating Company and Realty have a joint defined benefit Retirement Income Plan that is non-contributory. Benefits are determined regardless of position under a formula applied uniformly to all employees of Operating Company and its participating subsidiaries, and Realty (except as otherwise required under Internal Revenue Code "top-heavy" rules relating to "key" employees), and depend upon the employee's length of service, and the five year highest average salary up to $150,000, less certain Social Security benefits.

    Employees are eligible to participate in the plan after attaining age 21 and completing one year of service. The plan currently provides for 100% vesting of an employee's interest after five years of service (except to the extent faster vesting is required under Internal Revenue Code "top-heavy" rules). However, in the event of a change in control (as defined in the plan), the plan provides for immediate 100% vesting.

    The following table illustrates the estimated annual retirement benefit payable under the plan starting at age 65, after reduction for certain Social Security benefits, for participants with compensation and credited years of service shown. The benefits shown assume retirement at age 65 as of December 31, 1995 subject to the maximum annual benefit of $120,000 shown below. This maximum annual amount is actuarially increased for participants who retire after age 65.

                                           BENEFITS BASED ON YEARS OF SERVICE
                                       ------------------------------------------
BASE SALARY                            10 YEARS   20 YEARS   30 YEARS   40 YEARS
- -------------------------------------  ---------  ---------  ---------  ---------
$100,000.............................  $  18,315  $  36,715  $  57,557  $  79,241
$125,000.............................  $  23,315  $  46,715  $  72,557  $  99,241
$150,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$175,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$200,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$225,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$250,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$275,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$300,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$325,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$350,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$375,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$400,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$425,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$450,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$475,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000
$500,000.............................  $  28,315  $  56,715  $  87,557  $ 120,000

    The officers under this plan as of December 31, 1995 and their years of credited service are as follows: For Operating Company: Keller - 5 years; Goodrich - 15 years; Robbins - 12 years; Manning - 15 years; and Brumbaugh - 24 years. For Realty: Chillingworth - 2 years; Fleming - 2 years; Stirling - 2 years; Austin - 1 year; and Cordova - 1 year.

    THRIFT PLAN. Operating Company and Realty have a joint Thrift Plan under which employees may elect to contribute up to 21% of their annual compensation on a combination before-and-after tax basis, excluding bonuses. A percentage of these contributions by the employee is matched by either Operating Company or Realty with total matching contributions not exceeding a maximum of 6% of the contributing employee's annual compensation. Matching contributions are in the form of cash, which is used by the trustee to purchase shares of Paired Common Stock. Employee contributions are invested in a fixed income fund, an equity fund or a balanced fund, or a combination of these funds, according to the employee's choices. The plan provides for 20% vesting of Company contributions after two years of service, increasing to 100% vesting after six years of service. However, upon a change in control, the plan provides for immediate 100% vesting.

    DIRECTORS' COMPENSATION. In 1995, each active director who was not an employee of Operating Company or Realty received a $7,500 annual fee plus $400 for each meeting of the Board of Directors and each committee meeting attended and, in the case of Operating Company, for each separate subsidiary board meeting attended.

    Each director retiring subsequent to 1960 and serving Realty, Operating Company or SAC as an outside director for at least ten years is remunerated at the annual rate of $480 times his or her number of years of service. This annual payment is payable for five years. During 1995, 12 former directors with years of service ranging from thirteen to thirty participated in the plan. Amounts payable under the plan in 1995 totaled $126,480.

    SEVERANCE AGREEMENTS. Operating Company has in effect severance agreements with certain officers, including Messrs. Keller, Goodrich, Robbins, Manning and Brumbaugh. Realty has in effect similar severance agreements with Messrs. Chillingworth, Fleming and Stirling. These agreements, which have a term of five years, become effective if there is a change in control followed by a Qualifying Termination of the named executive within three years. In that event, the executive becomes entitled to a lump sum payment equal to 2 1/2 times the sum of
(1) the executive's current annual base salary rate plus (2) the executive's average bonuses over the three calendar years preceding the change in control. In addition, the executive may continue to participate in the Company's medical and dental plans for three years if the executive pays the applicable premium. The severance agreements provide that no payments shall be made to the extent such payments, together with other payments by the Company, would cause the limits of Section 280G of the Internal Revenue Code to be exceeded.

    EMPLOYMENT  AGREEMENTS.   Mr. Keller  has an  agreement for  employment with
Operating Company, effective January 1, 1994 and expiring December 31, 1996, subject to automatic renewal for one year periods unless either Mr. Keller or Operating Company has noticed the other of his or its desire to terminate the agreement at least six months prior to its expiration and subject to earlier termination under the circumstances described below. The agreement provides that Mr. Keller shall serve as Chief Executive Officer of Operating Company and shall devote substantially all of his time and energy to the business of Operating Company. The agreement provides for various benefits to Mr. Keller, including an annual base salary, which is subject to periodic review and increase, but not to decrease below $375,000 (although Mr. Keller recently agreed to a reduction in his annual base salary to $300,000 effective April 1, 1996). Mr. Keller is also entitled under the agreement to various fringe benefits and perquisites (such as car, club membership and financial planning allowances) and to participate in the annual bonus, incentive, savings and retirement welfare and vacation plans, programs and policies applicable generally to other peer executives of Operating Company.

    The agreement automatically terminates in the event of Mr. Keller's death or "disability" (as defined in the agreement). Operating Company may also terminate Mr. Keller's employment under the agreement at any time, with or without "cause" (as defined in the agreement), upon 60 days written notice. The agreement provides for various payments to Mr. Keller or his estate or beneficiaries, as applicable, in the event of termination of his employment.

    In the event of termination for death or disability, Mr. Keller or his estate or beneficiaries would be entitled to receive within 30 days of such termination a lump sum payment equal to his accrued but unpaid (i) salary, (ii) reasonable employment expenses and fringe benefit allowances, and (iii) vacation pay (collectively, "Accrued Obligations"). Under such circumstances, Mr. Keller or his estate or beneficiaries would also receive payment of any amounts due pursuant to the terms of any applicable welfare or pension benefit plans. Upon termination for cause (as defined in the agreement), Mr. Keller would be entitled to receive timely payments of his Accrued Obligations and any amounts due pursuant to the terms of any applicable welfare or pension benefit plans. If Operating Company terminates Mr. Keller's employment other than for cause or death or disability, or if Mr. Keller voluntarily terminates his employment for "good reason" (as defined in the agreement), then he is entitled to receive (a) timely payments of his Accrued Obligations, (b) payments of any amounts due pursuant to the terms of any applicable welfare or pension benefit plans, and
(c) a lump sum payment equal to 112% of his then current base salary which would otherwise be payable for the succeeding 18 months, subject to offset for any cash lump sum payment he may receive pursuant to any severance agreement with Operating Company. In the event Mr. Keller's employment is terminated for any reason other than cause, any of the stock options granted to Mr. Keller as a condition of the agreement which have not yet vested will vest automatically and be exercisable for a period of 90 days following such termination.

    Mr. Goodrich has an agreement for employment with Operating Company to serve as its Vice President and with Los Angeles Turf Club, Incorporated to serve as its President and Chief Operating Officer, effective January 1, 1994 and expiring December 31, 1996, subject to automatic renewal for one year periods unless either Mr. Goodrich or Operating Company has noticed the other of his or its desire to terminate the agreement at least six months prior to its expiration. The other terms of his agreement are similar to those described above for Mr. Keller, except that (a) Mr. Goodrich is entitled to receive a current annual base salary which is subject to periodic review and increase, but not to decrease below $230,000, (b) Mr. Goodrich is not entitled to a financial planning allowance, and (c) Operating Company may terminate Mr. Goodrich's employment, with or without "cause" upon 90 days' written notice.

    Mr. Chillingworth has an agreement for employment with Realty effective March 16, 1994 and expiring on June 30, 1996 (subject to earlier termination under the circumstances described below). The agreement provides that Mr. Chillingworth shall serve as Chief Executive Officer of Realty (although Mr. Chillingworth recently agreed to a change in his title to Executive Vice President of Realty effective April 1, 1996). The agreement requires Mr. Chillingworth to devote substantially two-thirds of his time and energy to the business of Realty, but permits him to devote up to one-third of his time and energy to the business of Oak Tree Racing Association, of which he currently serves as Executive Vice President. The agreement also contemplated that Mr. Chillingworth would be appointed as a director of Realty and serve as Vice Chairman of the Board of Realty, positions Mr. Chillingworth assumed on June 16, 1994.

    The agreement provides for various benefits to Mr. Chillingworth, including an annual base salary which is subject to periodic review and increase, but not to decrease below $160,000. Mr. Chillingworth is also entitled under the agreement to various fringe benefits and perquisites (such as car and club membership allowances) and to participate in all annual bonus, incentive, savings and retirement, welfare and vacation plans, programs and policies applicable generally to other peer executives of Realty. In determining bonus and incentive awards, the agreement provides that the Compensation Committee will consider Mr. Chillingworth's success in accomplishing certain specified strategic, financial and personal goals. As a condition of the agreement, Mr. Chillingworth also was granted (pursuant to the terms of Realty's 1984 Stock Option Plan) options to purchase 30,000 shares of Realty Stock at $18.75, which was the fair market value of the Realty Stock on the date of grant.

    The agreement automatically terminates in the event of Mr. Chillingworth's death or "disability" (as defined in the agreement). Realty may also terminate Mr. Chillingworth's employment under the agreement at any time, with or without "cause" (as defined in the agreement), upon 90 days' written notice. The agreement provides for various payments to Mr. Chillingworth or his estate or beneficiaries, as applicable, in the event of termination of his employment, the provisions of which are the same as, and which are described above in the summary of, Mr. Keller's employment agreement, (substituting Realty for Operating Company).

    Mr. Fleming has an agreement for employment with Realty to serve as Executive Vice President and Chief Financial Officer commencing May 9, 1994 and expiring June 30, 1996 (subject to earlier termination under the same circumstances as described above for Mr. Chillingworth). The other terms of Mr. Fleming's agreement are similar to those described above for Mr. Chillingworth, except that (a) Mr. Fleming has agreed to devote substantially all of his time and energy to the business of Realty, (b) Mr. Fleming is entitled to receive an annual base salary of $150,000 per year through July 15, 1995 and $195,000 per year from July 16, 1995 through June 30, 1996, subject to periodic review and increase but not decrease, (c) Mr. Fleming was entitled to a guaranteed bonus of $30,000 provided he was employed by Realty on December 31, 1995 and (d) as a condition of the agreement, Mr. Fleming was granted (pursuant to the terms of Realty's 1984 Stock Option Plan) options to purchase 25,000 shares of Realty Stock at $17.125, which was the fair market value of the Realty Stock on the date of grant.

    Mr. Stirling has an agreement for employment with Realty to serve as President and Chief Operating Officer commencing on April 18, 1994 and expiring on June 30, 1996 (subject to earlier termination under the circumstances described above for Mr. Chillingworth). The other terms of Mr. Stirling's agreement are similar to those described above for Mr. Chillingworth, except that (a) Mr. Stirling has agreed to devote substantially all of his time and energy to the business of Realty, (b) Mr. Stirling is entitled to receive a current annual base salary which is subject to periodic review and increase, but not to decrease below $150,000 and (c) as a condition of the agreement, Mr. Stirling was granted (pursuant to the terms of Realty's 1984 Stock Option Plan) options to purchase 20,000 shares of Realty Stock at $17.50, which was the fair market value of the Realty Stock on the date of grant.

                           RELATED PARTY TRANSACTION

    Mr. Chillingworth, an Executive Vice President of Realty, also serves as Executive Vice President of Oak Tree Racing Association ("Oak Tree"). Oak Tree subleases Santa Anita Racetrack from LATC, a wholly owned subsidiary of Operating Company, for the purpose of conducting a thoroughbred horse racing meet lasting between five and six weeks each year. Under the current sublease, which has been in place since January 1990 and expires in December 1999, Oak Tree made rental payments of $3,515,000 to LATC during 1995.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of each Company customarily selects an independent accounting firm to examine each Company's financial statements shortly before the close of each fiscal year and, accordingly, Ernst & Young LLP has been selected at this time for the 1996 audit. The firm of Ernst & Young LLP examined each Company's financial statements for the year ended December 31, 1995, and a member of that firm will be present at each Company's Annual Meeting of Shareholders with the opportunity to make a statement and to answer appropriate questions by the shareholders.

                                 OTHER MATTERS

    Managements of each Company know of no business other than that mentioned above to be transacted at the Annual Meetings, but if other matters do properly come before the Annual Meetings, it is the intention of the persons named in the enclosed proxy to vote in regard thereto in accordance with their judgment, and discretionary authority to do so to the fullest extent permitted by applicable law is included in the proxy.

                       PROPOSALS FOR NEXT ANNUAL MEETINGS

    Any proposal which a shareholder intends to present at the next Annual Meetings of Shareholders, to be held in May 1997, must be received at the principal executive offices of the Company to which such proposal relates by December 10, 1996, if such proposal is to be considered for inclusion in The Companies' Joint Proxy Statement and form of proxy relating to those meetings. The Companies' respective by-laws include advance notice and other requirements regarding proposals for shareholder action at a shareholders' meeting other than those proposed by the Board of Directors. A copy of the by-laws for either Operating Company or Realty may be obtained by written request addressed to the attention of the Secretary of Operating Company or Realty at the applicable address set forth on the first page of this Joint Proxy Statement.

                           ANNUAL REPORT (FORM 10-K)

    The Companies undertake, on written request, to provide each shareholder, without charge, a copy of The Companies' Joint Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission, including the financial statements, schedules, and exhibits to such report. Requests should be addressed to Santa Anita Operating Company, P.O. Box 60014, Arcadia, California 91066-6014, Attention: Kathryn J. McMahon, or Santa Anita Realty Enterprises, Inc., P.O. Box 60025, Arcadia, California 91066-6025,
Attention: Brian L. Fleming.

                                                     Printed on recycled paper L

[LOGO]  SANTA ANITA                     PROXY                SANTA ANITA REALTY
        OPERATING COMPANY                                    ENTERPRISES, INC.



     THIS PROXY IS SOLICITED ON BEHALF OF THE RESPECTIVE BOARDS OF DIRECTORS

The undersigned hereby appoints Stephen F. Keller, Thomas P. Mullaney and William D. Schulte as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Santa Anita Operating Company ("Operating Company") and Santa Anita Realty Enterprises, Inc. ("Realty") held of record by the undersigned on March 13, 1996, at the annual meetings of shareholders to be held on May 7, 1996 or any adjournment thereof.

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                            USING THE ENCLOSED ENVELOPE


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   / /

1. Election of Directors for Santa Anita Operating Company-
   NOMINEES: Thomas J. Barrack, Jr., Richard S. Cohen,
   Arthur L. Crowe, J. Terrence Lanni and Taylor B. Grant

   -------------------------------------------------------
               *Nominee Exception (print name)

                                       FOR ALL
                        FOR  WITHHOLD  EXCEPT*
                        / /    / /      / /


2. Election of Directors for Santa Anita Realty Enterprises, Inc.-
   NOMINEES: Thomas J. Barrack, Jr., Richard S. Cohen,
   Arthur L. Crowe, J. Terrence Lanni and Taylor B. Grant

   -------------------------------------------------------
               *Nominee Exception (print name)

                                       FOR ALL
                        FOR  WITHHOLD  EXCEPT*
                        / /    / /      / /

3. Approve two agreements providing for the grant to the Chairman and Chief Executive Officer of Realty of options to purchase Realty stock.


                        FOR  AGAINST  ABSTAIN
                        / /    / /      / /

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meetings.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THIS CARD AND FOR APPROVAL OF THE OPTION AWARD AGREEMENTS FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REALTY.

                                                 Dated____________________, 1996

Signature ________________________________________________________________

Signature if held jointly ________________________________________________

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.